Exhibit 16.1

June 28, 2013

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on June 28, 2013, to be filed by our former client, China GengSheng Minerals, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

EFP Rotenberg, LLP